Exhibit 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek Senior Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE
NEWPARK RESOURCES REPORTS THIRD QUARTER 2020 RESULTS
Company Generates $15 million Cash from Operating Activities; Reduces Debt by $34 million

THE WOODLANDS, TX – November 3, 2020 – Newpark Resources, Inc. (NYSE: NR) (“Newpark” or the “Company”) today announced results for its third quarter ended September 30, 2020. Total revenues for the third quarter of 2020 were $96.4 million compared to $101.9 million for the second quarter of 2020 and $202.8 million for the third quarter of 2019. Net loss for the third quarter of 2020 was $23.9 million, or ($0.26) per share, compared to net loss of $26.2 million, or ($0.29) per share, for the second quarter of 2020, and net loss of $1.4 million, or ($0.02) per share, for the third quarter of 2019.
Third quarter 2020 operating results include the impact of $4.7 million of pre-tax charges primarily reflecting the impairment of certain fixed assets and other non-cash charges, substantially all in the Fluids Systems segment ($3.9 million after-tax). Second quarter 2020 operating results include the impact of $11.9 million of pre-tax charges primarily reflecting inventory write-downs, severance charges, and facility exit costs in the Fluids Systems segment, and a total increase to net loss of $8.2 million after-tax, inclusive of a gain on extinguishment of debt. See table on Page 5 for additional details.
Paul Howes, Newpark’s President and Chief Executive Officer, stated, “I remain extremely proud of the performance of our entire organization, as we’ve navigated through the combination of the oil & gas industry dislocation, as well as the prolonged COVID-related headwinds. Adding to these market headwinds, the third quarter was also impacted by the most active hurricane year in the last decade, which caused repeated work stoppages in the Gulf of Mexico. Despite these challenging conditions, we’ve continued to execute the playbook laid out earlier this year, pulling the required levers to maintain positive free cash flow and reduce our debt while right-sizing our cost structure in Fluids Systems.
“Free Cash Flow generation and debt reduction remain our highest priority, and I’m extremely pleased with our performance on this front. During the third quarter, we generated $15 million of cash from operations and reduced our total debt balance by $34 million, as we continue to harvest our working capital investments and right-size our business to the lower activity level. With the strong cash flow generation over the past two quarters, our year-to-date cash from operations is $40 million, yielding Free Cash Flow of $36 million, which combined with our foreign cash repatriation, provided for a $65 million reduction in our total outstanding debt since the beginning of the year,” added Howes.
“Our Fluids Systems segment posted third quarter 2020 revenues of $68 million, reflecting a 9% sequential decline. The decline was primarily driven by extensive weather-related disruptions in the Gulf of Mexico, which caused revenues in the region to decline by nearly 50% to $7 million. In contrast with the 35% sequential decline in the North American rig count during the third quarter, our U.S. land revenues began to recover following the trough in the second quarter, with revenues increasing 8% to $30 million in the third quarter, benefitting from our expanding market share and an increase in customer activity per rig. Also, following the repositioning of our chemical blending facility, revenues from the start-up of industrial cleaning product manufacturing contributed nearly $3 million of revenue in the third quarter, as production continues to ramp up. Internationally, activity in key markets within the Middle East and North Africa was negatively impacted by increased travel and operating restrictions imposed in response to a surge in COVID outbreaks, leading to a 12% sequential reduction in our international Fluids revenues to $25 million for the third quarter. The Fluids operating loss in the third quarter was $19.0 million, which includes $4.5 million of charges. Despite realizing meaningful impact from our cost actions, the elevated operating loss primarily reflects the impact of lower revenue and cost inefficiencies driven by the unplanned activity interruptions in the Gulf of Mexico and the EMEA region, the start-up of cleaning product manufacturing, as well as our ongoing efforts to rationalize inventories.”
Howes continued, “In Mats and Integrated Services, despite COVID continuing to drive delays in the timing of planned customer projects, revenues improved 5% sequentially to $29 million in the third quarter, driven by improvements in rental and services, as well as product sales. While U.S. E&P customer activity continued to soften, we experienced a late third quarter surge in worksite access demand along the Gulf Coast to support repairs to electrical infrastructure damaged by the recent hurricanes, with these projects continuing into the fourth quarter. Operating income in the third quarter was negatively impacted by our previously announced decision to reduce production at our mats manufacturing facility, a weaker revenue mix, and elevated costs to mobilize assets and resources to respond to the hurricane-driven demand.
“Following the challenging market environment in the third quarter, we expect conditions to be more constructive in the fourth quarter, with operating results benefitting from an anticipated rebound in the Gulf of Mexico, continued momentum in North American land markets resulting from the recent increase in rig counts, improvement in the international markets, as well as fourth quarter seasonal strength in product sales within Mats and Integrated Services,” concluded Howes.
Segment Results
The Fluids Systems segment generated revenues of $67.7 million for the third quarter of 2020 compared to $74.7 million for the second quarter of 2020 and $152.5 million for the third quarter of 2019. Segment operating loss was $19.0 million for the third quarter of 2020 compared to an operating loss of $25.1 million for the second quarter of 2020 and operating income of $5.9 million for the third quarter of 2019. Operating loss for the third quarter of 2020 includes $4.5 million of charges primarily for the impairment of certain fixed assets and other non-cash charges. Operating loss for the second quarter of 2020 includes a total of $11.7 million of charges associated with inventory write-downs, severance costs, and facility exit costs.
The Mats and Integrated Services segment generated revenues of $28.7 million for the third quarter of 2020 compared to $27.3 million for the second quarter of 2020 and $50.2 million for the third quarter of 2019. Segment operating loss was $0.1 million for the third quarter of 2020 compared to operating income of $1.0 million for the second quarter of 2020 and operating income of $10.0 million for the third quarter of 2019.

Conference Call
Newpark has scheduled a conference call to discuss third quarter of 2020 results and its near-term operational outlook, which will be broadcast live over the Internet, on Wednesday, November 4, 2020 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 412-902-0030 and ask for the Newpark Resources call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through November 18, 2020 and may be accessed by dialing 201-612-7415 and using pass code 13710665#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of value-added fluids and chemistry solutions in the oilfield, and engineered worksite and access solutions used in various commercial markets. For more information, visit our website at www.newpark.com.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2019, and its Quarterly Reports on Form 10-Q as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the COVID-19 pandemic; the worldwide oil and natural gas industry; our customer concentration and reliance on the U.S. exploration and production market; our international operations; our ability to attract, retain and develop qualified leaders, key employees and skilled personnel; the availability of raw materials; our cost and continued availability of borrowed funds, including noncompliance with debt covenants; operating hazards present in the oil and natural gas industry and substantial liability claims, including catastrophic well incidents; our ability to execute our business strategy and make successful business acquisitions and capital investments; our market competition; our contracts that can be terminated or downsized by our customers without penalty; our product offering expansion; our compliance with environmental laws and regulations; our legal compliance; the inherent limitations of insurance coverage; income taxes; the potential impairments of goodwill and long-lived intangible assets; technological developments and intellectual property in our industry; severe weather, natural disasters, and seasonality; cybersecurity breaches or business system disruptions; and fluctuations in the market value of our publicly traded securities, including our ability to maintain compliance with the New York Stock Exchange’s continued listing requirements. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Nine Months Ended
(In thousands, except per share data)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Revenues	$96,424	$101,946	$202,763	$362,920	$630,648
Cost of revenues	99,301	112,290	169,429	357,675	522,338
Selling, general and administrative expenses	20,597	20,937	27,017	66,230	85,796
Other operating (income) loss, net	(820)	(742)	29	(1,906)	(367)
Impairments	3,038	—	—	3,038	—
Operating income (loss)	(25,692)	(30,539)	6,288	(62,117)	22,881

Foreign currency exchange loss	580	781	828	3,343	756
Interest expense, net	2,411	2,912	3,628	8,524	10,807
Gain on extinguishment of debt	—	(1,334)	—	(419)	—
Income (loss) before income taxes	(28,683)	(32,898)	1,832	(73,565)	11,318

Provision (benefit) for income taxes	(4,813)	(6,654)	3,273	(11,303)	7,171
Net income (loss)	$(23,870)	$(26,244)	$(1,441)	$(62,262)	$4,147

Calculation of EPS:
Net income (loss) - basic and diluted	$(23,870)	$(26,244)	$(1,441)	$(62,262)	$4,147

Weighted average common shares outstanding - basic	90,535	89,981	89,675	90,056	89,863
Dilutive effect of stock options and restricted stock awards	—	—	—	—	1,676
Dilutive effect of Convertible Notes	—	—	—	—	—
Weighted average common shares outstanding - diluted	90,535	89,981	89,675	90,056	91,539

Net income (loss) per common share - basic:	$(0.26)	$(0.29)	$(0.02)	$(0.69)	$0.05
Net income (loss) per common share - diluted:	$(0.26)	$(0.29)	$(0.02)	$(0.69)	$0.05

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Revenues
Fluids systems	$67,711	$74,662	$152,547	$275,178	$485,744
Mats and integrated services	28,713	27,284	50,216	87,742	144,904
Total revenues	$96,424	$101,946	$202,763	$362,920	$630,648

Operating income (loss) (1)
Fluids systems	$(18,957)	$(25,059)	$5,893	$(46,284)	$21,951
Mats and integrated services	(139)	1,005	10,049	3,928	32,863
Corporate office	(6,596)	(6,485)	(9,654)	(19,761)	(31,933)
Total operating income (loss)	$(25,692)	$(30,539)	$6,288	$(62,117)	$22,881

Segment operating margin
Fluids systems	(28.0)%	(33.6)%	3.9%	(16.8)%	4.5%
Mats and integrated services	(0.5)%	3.7%	20.0%	4.5%	22.7%
(1)See table below for charges included.

Operating results include the impact of the following pre-tax charges:

Consolidated	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Inventory write-downs	$990	$8,269	$—	$9,986	$—
Severance costs	351	2,824	284	3,872	1,152
Property, plant and equipment impairments	3,038	—	—	3,038	—
Facility exit costs and other	286	800	—	1,086	—
Modification of retirement policy	—	—	—	—	3,953
	$4,665	$11,893	$284	$17,982	$5,105

Fluids Systems	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Inventory write-downs	$990	$8,269	$—	$9,986	$—
Severance costs	189	2,593	284	3,288	1,152
Property, plant and equipment impairments	3,038	—	—	3,038	—
Facility exit costs and other	286	800	—	1,086	—
Modification of retirement policy	—	—	—	—	605
	$4,503	$11,662	$284	$17,398	$1,757

Newpark Resources, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	September 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$24,028	$48,672
Receivables, net	127,957	216,714
Inventories	159,567	196,897
Prepaid expenses and other current assets	17,327	16,526
Total current assets	328,879	478,809

Property, plant and equipment, net	287,332	310,409
Operating lease assets	32,306	32,009
Goodwill	42,234	42,332
Other intangible assets, net	26,103	29,677
Deferred tax assets	3,264	3,600
Other assets	2,927	3,243
Total assets	$723,045	$900,079

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$10,149	$6,335
Accounts payable	44,013	79,777
Accrued liabilities	35,923	42,750
Total current liabilities	90,085	128,862

Long-term debt, less current portion	92,206	153,538
Noncurrent operating lease liabilities	26,371	26,946
Deferred tax liabilities	14,513	34,247
Other noncurrent liabilities	10,787	7,841
Total liabilities	233,962	351,434

Common stock, $0.01 par value (200,000,000 shares authorized and 107,587,786 and 106,696,719 shares issued, respectively)	1,076	1,067
Paid-in capital	625,328	620,626
Accumulated other comprehensive loss	(69,847)	(67,947)
Retained earnings	69,422	134,119
Treasury stock, at cost (16,786,446 and 16,958,418 shares, respectively)	(136,896)	(139,220)
Total stockholders’ equity	489,083	548,645
Total liabilities and stockholders' equity	$723,045	$900,079

Newpark Resources, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2020	2019
Cash flows from operating activities:
Net income (loss)	$(62,262)	$4,147
Adjustments to reconcile net income (loss) to net cash provided by operations:
Impairments and other non-cash charges	13,024	—
Depreciation and amortization	34,186	34,891
Stock-based compensation expense	4,869	9,375
Provision for deferred income taxes	(19,023)	(787)
Credit loss expense	1,304	1,044
Gain on sale of assets	(2,916)	(5,779)
Gain on extinguishment of debt	(419)	—
Amortization of original issue discount and debt issuance costs	3,962	4,589
Change in assets and liabilities:
Decrease in receivables	77,004	17,065
Decrease in inventories	26,566	11,873
Increase in other assets	(2,912)	(3,621)
Decrease in accounts payable	(34,606)	(11,806)
Increase (decrease) in accrued liabilities and other	1,516	(7,805)
Net cash provided by operating activities	40,293	53,186

Cash flows from investing activities:
Capital expenditures	(14,609)	(35,803)
Proceeds from sale of property, plant and equipment	10,497	7,116
Net cash used in investing activities	(4,112)	(28,687)

Cash flows from financing activities:
Borrowings on lines of credit	147,987	237,093
Payments on lines of credit	(180,440)	(242,263)
Purchases of Convertible Notes	(29,124)	—
Debt issuance costs	—	(1,214)
Proceeds from employee stock plans	—	1,236
Purchases of treasury stock	(332)	(21,678)
Other financing activities	1,029	1,336
Net cash used in financing activities	(60,880)	(25,490)

Effect of exchange rate changes on cash	(1,810)	(1,526)

Net decrease in cash, cash equivalents, and restricted cash	(26,509)	(2,517)
Cash, cash equivalents, and restricted cash at beginning of period	56,863	64,266
Cash, cash equivalents, and restricted cash at end of period	$30,354	$61,749

Newpark Resources, Inc.
Non-GAAP Reconciliations
(Unaudited)

To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA Margin, Free Cash Flow, Net Debt, and the Ratio of Net Debt to Capital.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and liquidity with that of other companies in our industry. Management uses these measures to evaluate our operating performance, liquidity and capital structure. In addition, our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.
EBITDA and EBITDA Margin
The following tables reconcile the Company’s net income (loss) or segment operating income (loss) calculated in accordance with GAAP to the non-GAAP financial measure of EBITDA:

Consolidated	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net income (loss) (GAAP) (1)	$(23,870)	$(26,244)	$(1,441)	$(62,262)	$4,147
Interest expense, net	2,411	2,912	3,628	8,524	10,807
Provision (benefit) for income taxes	(4,813)	(6,654)	3,273	(11,303)	7,171
Depreciation and amortization	11,271	11,462	11,821	34,186	34,891
EBITDA (non-GAAP) (1)	$(15,001)	$(18,524)	$17,281	$(30,855)	$57,016
(1)See table above for charges included.

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

Fluids Systems	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Operating income (loss) (GAAP) (1)	$(18,957)	$(25,059)	$5,893	$(46,284)	$21,951
Depreciation and amortization	5,227	5,225	5,234	15,686	15,511
EBITDA (non-GAAP) (1)	(13,730)	(19,834)	11,127	(30,598)	37,462
Revenues	67,711	74,662	152,547	275,178	485,744
Operating Margin (GAAP)	(28.0)%	(33.6)%	3.9%	(16.8)%	4.5%
EBITDA Margin (non-GAAP)	(20.3)%	(26.6)%	7.3%	(11.1)%	7.7%
(1)See table above for charges included.

Mats and Integrated Services	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Operating income (loss) (GAAP)	$(139)	$1,005	$10,049	$3,928	$32,863
Depreciation and amortization	4,916	5,157	5,484	15,241	16,258
EBITDA (non-GAAP)	4,777	6,162	15,533	19,169	49,121
Revenues	28,713	27,284	50,216	87,742	144,904
Operating Margin (GAAP)	(0.5)%	3.7%	20.0%	4.5%	22.7%
EBITDA Margin (non-GAAP)	16.6%	22.6%	30.9%	21.8%	33.9%

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

Free Cash Flow
The following table reconciles the Company’s net cash provided by operating activities calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s free cash flow:

Consolidated	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net cash provided by operating activities (GAAP)	$15,280	$20,625	$18,946	$40,293	$53,186
Capital expenditures	(3,954)	(4,006)	(11,937)	(14,609)	(35,803)
Proceeds from sale of property, plant and equipment	2,534	4,290	1,408	10,497	7,116
Free Cash Flow (non-GAAP)	$13,860	$20,909	$8,417	$36,181	$24,499

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of total debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

(In thousands)	September 30, 2020	December 31, 2019
Current debt	$10,149	$6,335
Long-term debt, less current portion	92,206	153,538
Total Debt	102,355	159,873
Total stockholders’ equity	489,083	548,645
Total Capital	$591,438	$708,518

Ratio of Total Debt to Capital	17.3%	22.6%

Total Debt	$102,355	$159,873
Less: cash and cash equivalents	(24,028)	(48,672)
Net Debt	78,327	111,201
Total stockholders’ equity	489,083	548,645
Total Capital, Net of Cash	$567,410	$659,846

Ratio of Net Debt to Capital	13.8%	16.9%
###